FOR IMMEDIATE RELEASE	October 2, 2015
Contact: Nelli Madden 732-577-9996

UMH PROPERTIES, INC. ANNOUNCES NEW MORTGAGE LOANS

FREEHOLD, NJ, October 2, 2015........ UMH Properties, Inc. (NYSE: UMH) today announced that it has successfully completed the financing of four manufactured home communities through Wells Fargo Bank, N. A. for total proceeds of approximately $30 million. These four Federal Home Loan Mortgage Corporation (Freddie Mac) mortgage loans have 10-year maturities with principal repayments based on 30-year amortization schedules. Interest on these mortgages is at a weighted-average fixed rate of 4.06%. Proceeds from these mortgages were used to repay $16 million of existing mortgages and for other corporate purposes.

Samuel A. Landy, President and Chief Executive Officer commented, "We are very pleased with our relationships with Wells Fargo Bank and Freddie Mac. We appreciate their continued support. These new loans demonstrate the value of our communities and the financial flexibility of our company, allowing us to further execute our long-term growth strategy.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-five manufactured home communities with approximately 16,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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